Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
LICENSED PUBLIC ACCOUNTANTS
TORONTO • MONTREAL

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The undersigned, Schwartz Levitsky Feldman llp, hereby consent to the use of our name and the use of our opinion dated August 6, 2009 except for note 14 which is as of September 14, 2009 and note 15 which is as of October 25, 2010 on the restated consolidated financial statements of Infrastructure Materials Corp. (the “Company”) included in its Amendment No. 1 to the Annual Report on Form 10-K/A being filed by the Company, for the fiscal year ended June 30, 2009.

“SCHWARTZ LEVITSKY FELDMAN LLP”

Toronto, Ontario, Canada	Chartered Accountants
October 29, 2010	Licensed Public Accountants

1167 Caledonia Road
Toronto, Ontario M6A 2X1
Tel: 416 785 5353
Fax: 416 785 5663